As filed with the Securities and Exchange Commission on September 20, 2022

Registration No. 333-253912

Registration No. 333-260323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-253912

FORM S-8 REGISTRATION STATEMENT NO. 333-260323
UNDER THE SECURITIES ACT OF 1933

InMed Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

British Columbia	98-1428279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 310 – 815 West Hastings Street Vancouver, British Columbia Canada	V6C 1B4
(Address of Principal Executive Offices)	(Zip Code)

InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan

(Full title of the plan)

Registered Agent Solutions, Inc.

1100 H Street NW

Suite 840

Washington, DC 20005

(888) 705-7274

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Brenda Edwards Interim Chief Financial Officer InMed Pharmaceuticals Inc. Suite 310 – 815 West Hastings Street Vancouver, British Columbia V6C 1B4 Canada (604) 805-6374	Brian Fenske Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States (713) 651-5557

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 5, 2021, InMed Pharmaceuticals Inc. (the “Company”) filed a Form S-8 Registration Statement (File No. 333-253912) and on October 18, 2021, the Company filed a Form S-8 Registration Statement (File No. 333-260323) (collectively, the “Registration Statements”) registering respectively 1,044,143 and 800,000 common shares of the Company, without par value (the “Common Shares”), for issuance under the InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan (the “Plan”). The Plan provides that appropriate adjustments in the number of common shares subject to the Plan, including common shares to be issued in respect of the settlement of any option, will be made to give effect to adjustments in the number of common shares resulting from consolidations or other relevant changes in the capital of the Company.

The Company conducted a 1-for-25 reverse stock split of the Company’s issued and outstanding common shares effective on September 7, 2022 (the “Consolidation”). These Post-Effective Amendments No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendments”) are being filed to reflect that, pursuant to Rule 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares covered by the Registration Statements was decreased respectively from 1,044,143 to 41,765.72 shares and from 800,000 to 32,000 shares as a result of the Consolidation, which became effective on September 7, 2022. As no additional securities are being registered, and the registration fee was paid upon filing the original registration statements, no further registration fee is required. In accordance with Rule 416 of the Securities Act, these Post-Effective Amendments also register an undetermined number of common shares that may be issued upon any future stock splits, reverse stock splits, stock dividends or other anti-dilution provisions or similar transactions.

The contents of the Registration Statements are incorporated by reference into these Post-Effective Amendments, except to the extent supplemented, amended and superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this registration statement by reference:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on September 24, 2021;

●	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 10, 2021, the quarter ended December 31, 2021, filed with the SEC on February 14, 2022 and the quarter ended March 31, 2022, filed with the SEC on May 13, 2022;

●	the Company’s Current Reports on Form 8-K, filed with the SEC on October 1, 2021, October 13, 2021, October 28, 2021, November 3, 2021, November 10, 2021, November 23, 2021, December 20, 2021, February 23, 2022, March 18, 2022, March 22, 2022, April 7, 2022, May 18, 2022, June 6, 2022, June 22, 2022, July 18, 2022, July 20, 2022, August 11, 2022, August 26, 2022 and September 14, 2022, and the amendments to the Current Reports on Form 8-K/A filed with the SEC on December 22, 2021 and June 24, 2022 (except, in each case, any information, including exhibits, furnished to the SEC pursuant Items 2.02 and 7.01); and

●	the description of the Company’s common shares in its Registration Statement on Form 8-A filed on November 5, 2020 under Section 12 of the Exchange Act and any subsequent amendment thereto filed for the purpose of updating such description.

Each document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the termination of the offering or the filing of any post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently-filed amendment to this registration statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia), or “BCBCA”. Under Section 160 of the BCBCA, the Registrant may, subject to Section 163 of the BCBCA:

1.	indemnify an individual who:

●	is or was a director or officer of our company;

●	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

●	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

2.	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

●	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

●	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

●	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

●	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

●	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

●	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

●	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

●	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the BCBCA, we must indemnify our directors, former directors or alternate directors and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the BCBCA, we may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us. We have entered into indemnity agreements with our directors and certain of our officers.

Pursuant to our articles, the failure of an eligible party to comply with the BCBCA or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

●	is or was our director, alternate director, officer, employee or agent;

●	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was our affiliate;

●	at our request, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

●	at our request, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

●	against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

In addition, we have entered into an indemnification agreement with each of our directors and our Chief Financial Officer, which requires us to indemnify them.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-239319), initially filed on June 19, 2020).

4.2	InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-253912) filed on March 5, 2021).

4.3	Form of Stock Option Agreement (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (File No. 333-253912) filed on March 5, 2021).

4.4	Form of Specific Common Share Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 filed on July 13, 2021).

23.1	Consent of KPMG LLP (incorporated by reference to Exhibit 23.1 to the Company’s Forms S-8 previously filed).

24.1	Powers of Attorney (previously filed on the signature page of the registration statement and included as part of the signature page to this Post-Effective Amendment No. 1 to the registration statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on September 20, 2022.

INMED PHARMACEUTICALS INC.

By:	/s/ Eric A. Adams
	Name:	Eric A. Adams
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric A. Adams and Brenda Edwards, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or him in his or her name, place and stead, in any and all capacity, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 have been signed below by the following persons in the capacities indicated on September 20, 2022:

Signature	Title

/s/ Eric A. Adams	President, Chief Executive Officer and Director
Eric A. Adams	(Principal Executive Officer)

/s/ Brenda Edwards	Interim Chief Financial Officer
Brenda Edwards	(Principal Financial Officer and Principal Accounting Officer)

*	Director
William J. Garner

/s/ Janet Grove	Director
Janet Grove

/s/ Nicole Lemerond	Director
Nicole Lemerond

*	Director
Andrew Hull

/s/ Bryan Baldasare	Director
Bryan Baldasare

* By:	/s/ Eric A. Adams
Name:	Eric A. Adams
Title:	Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements to Section 6(a) of the Securities Act of 1933, the undersigned has signed these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 solely in the capacity of the duly authorized representative of InMed Pharmaceuticals Inc. in the United States on September 20, 2022.

By:	/s/ Andrew Hull
Name: Andrew Hull